SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2006
Waste Management, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12154 (Commission File Number)	73-1309529 (IRS Employer Identification No.)

1001 Fannin, Suite 4000 Houston, Texas (Address of Principal Executive Offices)		77002 (Zip Code)
Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
Exhibit Index
Employment Agreement - Jeff Harris

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 1, 2006, Waste Management, Inc. (the “Company”) entered into an employment agreement with Jeff Harris, Senior Vice President — Midwest Group, effective as of March 30, 2006. The Company announced in March of this year that it had named Mr. Harris, who has been with the Company since 1999 and most recently served as Area Vice President in charge of the Michigan, SW Ontario and Greater Toronto Market Areas, as Senior Vice President — Midwest Group.
     The agreement is for a term of two years, and automatically renews for successive one-year periods thereafter. During the employment period, Mr. Harris shall be paid a minimum base salary of $435,000 per year and shall be entitled to a bonus in accordance with the Company’s incentive compensation plan. Mr. Harris shall have a target annual bonus of 85% of his base salary, although his actual bonus may range from 0 — 170% of his base salary, depending on the achievement of certain personal and corporate performance goals. Additionally, Mr. Harris shall be entitled to certain perquisites, including an annual automobile allowance, financial planning services, social organization initiation fees and dues and an annual physical examination. Mr. Harris shall also be entitled to participate in or receive benefits under any and all plans and programs made available to executive employees of the Company generally.
     In the event of the termination of Mr. Harris’ employment by the Company, he will be entitled to certain severance payments. Specifically, if Mr. Harris is terminated without cause, in addition to the benefits all employees receive, including all accrued but unpaid base salary and payments under applicable Company plans, policies and arrangements, Mr. Harris generally is entitled to cash payments equal to two times his base salary and target bonus; continuation of all health and welfare plan benefits for him and his family for the lesser of two years, his death or until he becomes covered by a subsequent employer; and a pro-rated bonus payment for the year in which he is terminated. In the event Mr. Harris is terminated without cause or leaves the Company for good reason in connection with a change in control, he generally is entitled to the same benefits that he would receive as described for a termination without cause, except that his cash payment will be three times his base salary and target bonus, benefits will continue for a period of three years and he will receive 100% of the maximum bonus available, pro rated to the date of termination. In accordance with the Company’s Executive Severance Policy, Mr. Harris’ agreement provides that if the present value of severance benefits payable under his agreement (excluding certain amounts, including the value of accelerated vesting or payment of outstanding equity awards, as described in his agreement) would exceed 2.99 times the sum of his then current base salary and bonus (the “maximum severance amount”), the payments to Mr. Harris will be reduced to an amount not to exceed the maximum severance amount. In the event Mr. Harris’ employment is terminated by reason of death or total disability, he generally will receive all amounts accrued but unpaid at the date of termination, a pro rated bonus payment and any benefits to which he is entitled pursuant to the plans, policies and arrangements of the Company in accordance with their terms.
     Mr. Harris’ agreement also contains certain restrictive covenants, including covenants not to compete or solicit Company customers or employees for a period of two years after the termination of his employment, and a covenant not to disparage the Company.
     The terms “cause,” “good reason,” and “total disability” are all defined in Mr. Harris’ employment agreement, which is attached as exhibit 10.1 hereto.

Item 9.01. Financial Statements and Exhibits.
(c) Exhibits

Exhibit 10.1:	Employment Agreement between Waste Management, Inc. and Jeff Harris dated December 1, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.
Date: December 6, 2006	By:	/s/ Rick L Wittenbraker
Rick L Wittenbraker,
Senior Vice President

Exhibit Index

Exhibit Number	Description

10.1	Employment Agreement between Waste Management, Inc, and Jeff Harris, dated December 1, 2006